Exhibit 10.6

(English Translation)

SAN SUI IT/ Learning Product Domestic General Distribution Contract

Contract No:ZGC09001

Party A: SAN SUI Electronic (China) Co., Ltd
Address: Jiahua Electronic Mansion, Zhongshan 5 Road, Eastern District, Zhongshan City

Party B: MenQ Technology Limited
Address: F-2, Block A, South Factory, Zhen Nan Road, South District, Zhongshan City

Party A is the user authorized by “SAN SUI” trademark in mainland of People’s Republic of China. Party A and Party B, for the popularity of SAN SUI IT & Learning product, in friendly negotiation manner, entered into this contract in accordance with Contract Law of People’s Republic of China on the basis of mutual benefit. The Articles hereof are as following:

Article 1.
Definitions

1.1 “Contract” refers to SAN SUI IT/ Learning Product Domestic General Distribution Contract.

1.2 “Contract Duration” refers to two years from 03/01/2009 to 02/28/2011

1.3 “Party A” refers to SAN SUI Electronic (China) Co., Ltd

1.4 “Party B” refers to MenQ Technology Limited

1.5 “Either Party” or “Some Party” refers to persons from Party A or Party B

1.6 “Both Parties” refers to persons from Party A and Party B.

1.7 “Domestic” refers to mainland of People’s Republic of China, not including Hong Kong Macao and Taiwan.

1.8 “SAN SUI” refers to “SAN SUI” IT/ Learning Product (please see Annex A)

1.9 “BOM” refers to Bill of Material.

1.10 “Cost” refers to total amount of raw material in BOM

1.11 “Total Payment of Product” refers to total payment of SAN SUI products purchased by Party B from Party A for the whole year.

1.12 “Price of Product” refers to sale price of SAN SUI product from Party A

1.13 “Year” refers to the year of 2009, from 03/01/2009 to 02/28/2010; or the year of 2010, from 03/01/2010 to 02/28/2011.

Article 2.
Trademark Use-right

2.1 Party A promises that Party A shall obtain “SAN SUI” trademark usage-right in legal manner at home and apply for filing in Trademark Bureau of State Administration for Industry & Commerce of People’s Republic of China

2.2 Party A agrees that Party B, representing Party A, shall make propagation data and advertisement distribution and notify Party A for filing and approval for the purpose of pushing “SAN SUI” brand. Propagation materials and advertisement shall be in accordance with national related rules and regulation. In the event of violation of related regulations, Party B shall bear all losses and liabilities arouse out of such action.

Article 3.
General Distribution Right & Fee

3.1. Party A agrees that Party B shall be the exclusive general distributor of SAN SUI IT/ Learning Product at home and shall not transfer such general distribution right to any third party. However, Party B shall set up serial product distributors across China or provincial, municipal and town distributors. During the period of Party B being the general distributor of Party A, every serial product shall be approved by Party A prior to manufacturing of such product.

3.2 Party A promises that Party B, as the exclusive general distributor, shall not sell products described in this contract via other channels pursuant to this contract.

3.3 Party B agrees that Party B shall not be agent or distributor of any other brands unless Party A approves extra during the period of Party B being the general distributor of SAN SUI IT/ Learning Product at home; Party B ensure that enough persons and capitals shall be used for planning and promoting SAN SUI IT/ Learning Product to increase market shares.

Article 4.
Effective Period for General Distribution Right

4.1 Both parties agree that effective period for such contract shall be two years.

4.2 This contract shall be extended for two years with negotiation from both parties, provided that Party B abides by

Article 3 and Article 5 hereof.

4.3 In the event that structure of company has been changed (holding interest of signed party has been acquired or transferred) or their loans or liabilities have exceeded their properties, this contract shall be terminated ahead of time or continue to be executed with negotiation from both parties

4.4 Either party shall notify the other party in written prior to six months, provided that any party would not extend this contract prior to expiration of this contract with exception of situations described above and this contract shall be terminated after expiration.

Article 5.
Purchasing, Pricing and Payment

5.1 Party B, as the exclusive general distributor of SAN SUI IT/ Learning Product, promises that All SAN SUI IT/ Learning Product sold by Party B shall be purchased from Party A. However, Party B shall directly place orders to the factory trusted by Party A and bear all responsibilities including checking and accepting goods and payment with approvals from Party A.

5.2 Pricing Price of products shall be fixed by budget of cost of BOM. Budget of cost of unit product shall be confirmed by both parties for assurance of cost minimum.

5.3 Party B shall deposit total payment of products to Party A’s account or account instructed by Party A via acceptance draft, draft and cheque.

Article 6.
Retail Pricing

Party B shall set national uniform retail price based on general distributing price of Party A (confidential) which would not be violation of Unfair Competitive Law of People’s Republic of China for maintaining good standing of SAN SUI IT/ Learning Product.

Article 7.
Advertisement

7.1 Party B agrees that the funds used for advertisement distribution and propagation shall not less than 2.5% percentage of total payment of SAN SUI IT/ Learning Product products which Party B purchased from Party A, subjected to Article 2, Clause 2.2.

7.2 The funds used for establishment of special distribution agent for popularization of SAN SUI IT/ Learning Product and of such shall be borne by Party B.

7.3 Party B shall be fully in charge of propagation, popularization, advertisement and display & sale; simultaneously, its expenditures and legal responsibilities arouse out of which shall be borne by Party B.

7.4 The propagation data and articles shall be approved by Party A.

Article 8.
After-Sale Service

8.1 Party B shall be in charge of after-sale service maintenance of products or alternation of products due to quality; the expenditure arouse out of which shall be borne by Party B.

8.2 Party B shall be in charge of after-sale service consultation, explanation to clients, back-to-factory repair and alternation of products; the expenditure arouse out of which shall be borne by Party B.

8.3 Party B shall provide after-sale service criterion which should be in accordance with Law of the People's Republic of China on Protecting Consumers' Rights and Interests.

8.4 Party B agrees that Party A shall be paid RMB 50,000 as the after-sale service deposit within three months upon execution of this contract.

8.5 The deposit shall be used for after-sale service of products sold by Party B within three years after expiration of this contract.

8.6 The expenditure arouse out of after-sale service shall be less from deposit; if less, the expenditure shall be paid extra; if more, the balance of deposit shall be returned.

Article 9.
Obligation and Responsibility from Party A

9.1 Party A shall provide Party B the license for its SAN SUI trademark usage-right in the mainland of China.

9.2 Party A shall provide Party B counterpart of SAN SUI trademark registered instrument.

9.3 Party A shall take all measures or methods to protect SAN SUI trademark brand and deter or refrain from infringing SAN SUI trademark use-right.

9.4 Party A have right to change or transfer its SAN SUI trademark usage-right in mainland of China to company affiliated to group without influence of Party B’s benefit and Party B shall have no right to object such action, however, Party A shall be obligated to notify Party B.

Article 10.
Obligation and Responsibility from Party B

10.1 Party B ensures that all SAN SUI IT/ Learning Product sold by Party B shall be purchased from Party A and shall not use “SAN SUI” trademark for other similar products or other products without Party A’s consent.

10.2 Party B ensures that Party B shall take all measures or methods to protect SAN SUI trademark brand and deter or refrain from infringing SAN SUI trademark use-right.

10.3 Party B shall provide counterpart of business license from department of industry & commerce which Party B registered, incorporation code (duplicated copy) and tax registration certificate. (Duplicated copy from state and local tax bureau).

10.4 Party B agrees that Party B shall provide a first-half-year financial report issued by accounting firm within thirty business days on September 30 at every year commencing from 2009 in order to prove that Party B has performed duties set forth in Article 7 hereof.

10.5 Party B shall not adopt any behavior that could possibly cause Party A violating laws or bringing any lawsuit to against Party A. All the expenditures caused by violating laws or lawsuit shall be bored by Party B.

10.6 Besides authorized by this contract, Party B shall not continue to distribute products under the name of “SAN SUI” upon expiration of the valid term of this contract.

10.7 Party B guarantees that itself and its agents, distributor are not going to transport “SAN SUI” products sold from Party A to Party B to any other non-domestic regions for sale or other business purpose.

10.8 Party B agrees to bear all the relevant expense related to copyrights and various types of certification on products purchased from Party A.

10.9 SAN SUI products distributed from Party B shall obtain “3C” certified mark.

Article 11.
Promise on Confidentiality

During or upon the expiration of the valid term of such contract, both parties shall keep confidential on content of such contract, usage right on “SAN SUI” trademark, product price granted to sole agent and related technical data on registered products. If Party B caused any legal responsibilities and loss because of intentionally/unintentionally releasing such information to any third party, Party B shall bear responsibilities.

Article 12.
Other Events

12.1 Party B shall standardize on the decoration style and dressing code for marketing team for each brand store.

12.2 Party B shall establish nationwide standard marketing strategies, marketing slogan and after-sale service.

12.3 Party B shall coordinate with Party A in market thesis and design new products’ marketing plan.

12.4 Party B shall pick up products on the designated spot of Party A. The transportation cost is going to be borne by Party B.

Article 13.
Force Majeure

In the case that one party fails to fulfill such contract, which is caused by force majeure, that party shall notify the other party the reason on the failure to fulfill, delay in fulfill or partially fulfill and acquire related evidence. Such evidence shall be issued by the local public notary office where the force majeure occurs. Based on the degree on affection to the fulfillment of such contract, both parties can terminate such contract, partially remove the obligations under such contract or postponed the fulfillment of such contract.

Article 14.
Obligations on Violation

14.1 In the case that Party A fails to fulfill its responsibilities according to clause two, nine and eleven, Party B has the right to file the written claim to Party A and requires indemnification caused by Party A. If Party A does not fulfill stated obligations after 30 days on receipt of written notification from Party B, Party B has the right to notify Party A to terminate such contract. The effective date of termination shall be the date on Party B’s written notification.

14.2 In the case that Party B fails to fulfill its responsibilities according to clause three, five, seven, eight, ten and eleven, Party A has the right to file the written claim to Party B and requires indemnification caused by Party B. If Party B does not fulfill stated obligations after 30 days on receipt of written notification from Party A, Party A has the right to notify Party B to terminate such contract. The effective date of termination shall be the date on Party A’s written notification.

Article 15.
Applicable Laws and Settlement of Disputes

15.1 The conclusion, effectiveness, termination, fulfillment and settlement of disputes shall apply the law of People’s Republic of China.

15.2 Regarding matters not mentioned herein, both parties shall solve them upon friendly negotiation. In the case that both parties can not reach the contract, they can file the lawsuit to people’s court in Zhongshan city.

Article 16
Notification

Any notification, report, requests, acceptance or other communication approved or required under this contract shall adopt written form and submit via the following means,

Personal carrying;
Business post providing written receipt;
Registered mail required receipt
Fax; at the same time deliver a copy of faxed document via the means of a,b,c.
All the files shall be delivered to the addresses of receiver or the addresses notified by the receiver. Except there is a notification on the change of address, all the addresses related to this contract shall be following,

Party A: SAN SUI Electronic (China) Co., Ltd

Address: Jiahua Electronic Mansion, Zhongshan 5 Road, Eastern District, Zhongshan City
Fax number: (86) 076023888282

Party B: Zhongshan MenQ Education Product’s Limited

Fax Number: (86) 0760-86938828

Article 17
Material Terms on Effectiveness of this Contract and Others

17.1 This contract shall be effective from the date of signing and stamping on this contract

17.2 This contract and its attachments shall be in four counter parts. Party A and B shall maintain two each and each of the copies shall be deemed as the same effectiveness. Any supplemental contracts and attachments entered by Party A and B shall remain the same legal effectiveness.

17.3 Upon the expiration or termination of such contract, Party B promises not to use “SAN SUI” trademark, otherwise Party A has the right to file the lawsuit on violation of rights.

17.4 The copies attached to this contract of Party A and B shall be as follows,

Party A: Business registration certificate, notification on filing of “SAN SUI” trademark usage approval;
Party B: Duplicated copy of business license and tax registration certificate.

Attachment 1: Products’ categories

Party A: SAN SUI Electronic (China) Co., Ltd
Representative:

Party B: MENQ Technology Limited
Representative:

Place of signing this contract: Jia Hua Electronic city, Zhongshan 5th Road, North District, Zhongshan City.

SANSUI Electronic (China) Co., Ltd

Letter of Consent

MenQ Technology Limited:

Whereas, Article 3, Clause 3.3 was set forth in SANSUI IT/ Learning Product Domestic General Distribution Contract (Contract No:ZGC09001), entered between MenQ Technology Limited and SANSUI Electronic (China) Co., Ltd, on the basis of our research, we shall agree as following:

MenQ Technology Limited, as the exclusive domestic general distributor of SANSUI IT/ Learning Product, would be the agent and distributor of other brands excluding SANSUI and we shall not in pursuit of any legal lawsuit against your company.

Certify

SANSUI Electronic (China) Co., Ltd